Exhibit 4.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

     THIS FIFTH AMENDMENT, dated as of October 28, 2004, amends and modifies a certain Credit Agreement, dated as of April 30, 2002, as amended by amendments dated as of September 19, 2002, April 29, 2003, August 25, 2003 and April 28, 2004 (as so amended, the “Credit Agreement”), among OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Agent (in such capacity, the “Agent”), and the Banks, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

     FOR VALUE RECEIVED, the Borrower, the Agent and the Banks agree that the Credit Agreement is amended as follows.

ARTICLE I — AMENDMENT TO THE CREDIT AGREEMENT

     1.1 New Definitions. The following new definitions are added to Section 1.1 of the Credit Agreement:

          “‘Senior Indebtedness Agreement’ means any agreement, instrument or indenture governing senior unsecured Indebtedness of the Borrower (‘Senior Indebtedness’), including without limitation the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended (the ‘Note Purchase Agreement’), between the Borrower and the Noteholders named therein pertaining to the $90,000,000, 6.63% Senior Notes of the Borrower due December 1, 2011.”

          “‘Senior Indebtedness Prepayment Event’ means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement. Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application under the Note Purchase Agreement.”

     1.2 Senior Indebtedness Prepayment Event. New Section 4.6 is added after Section 4.5, and shall read as follows:

          “Section 4.6 Senior Indebtedness Prepayment Event.

(a) If a Senior Indebtedness Prepayment Event shall occur, the Borrower shall offer to reduce the Commitments hereunder in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the

Agent not later than any notice required under the relevant Senior Indebtedness Agreement. The Agent shall promptly give notice of such offer to the Banks and upon direction of the Required Banks, shall, by written notice given to the Borrower, shall elect whether to require such a reduction of the Commitments hereunder. In the absence of direction by the Required Banks, the Agent shall require such a reduction.

(b) If such a reduction of the Commitments shall be so required, it will become effective upon the prepayment, purchase or redemption by the Borrower of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Upon such reduction, if the Loans and the Letter of Credit Obligations outstanding shall exceed the Commitment as so reduced, the Borrower shall (i) pay any Loans, and (ii) deliver cash collateral for the Letter of Credit Obligations to be held and applied in accordance with the terms of Section 10.3, in the amount of such excess. Failure by the Borrower to so pay the Loans or deliver such cash collateral shall constitute an Event of Default under Section 10.1(a) hereof.

(c) For such purpose, a ‘Ratable Portion’ shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the relevant Senior Indebtedness that the Borrower is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Senior Indebtedness outstanding. In the instance of a Transfer of Utility Assets Put Event under the Note Purchase Agreement, the Ratable Portion shall be 100%.”

     1.3 Ratings Covenant. New Section 8.13 is added after Section 8.12, and shall read as follows:

          “Section 8.13 Ratings Triggers. If documentation applicable to any Indebtedness of the Borrower or any Subsidiary shall hereafter include a Ratings Trigger, the Borrower shall promptly notify the Agent of such Ratings Trigger. If any Ratings Trigger shall apply to the Borrower or any Subsidiary and if the Agent shall so request of the Borrower, the Borrower agrees to enter into an amendment to this Agreement to include a substantively similar Ratings Trigger in this Agreement (subject to approval of the Required Banks, it being agreed that if the Required Banks shall not enter into such an amendment, the Borrower shall not be deemed to have failed to comply with this Section). For such purpose, a ‘Ratings Trigger’ shall mean any provision in any document applicable to any Indebtedness of the Borrower or any Subsidiary stating that if the Borrower or any Subsidiary shall not maintain a minimum debt rating by S&P, Moody’s or any other ratings agency: (i) the Borrower or such Subsidiary shall be deemed not to have complied with such document, (ii) a default or event of default or other acceleration event shall be deemed to have occurred under such document, or (iii) Indebtedness governed by such document shall be prepaid or the holder of such Indebtedness shall have the option to require such prepayment (whether immediately or with the giving of notice, passage of time or both).”

1.4 Deletion of Ratings Default. Section 10.1(l) is amended to read as follows:

“(l) Intentionally omitted; or”

     1.5 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

ARTICLE II — REPRESENTATIONS AND WARRANTIES

     To induce the Agent and the Banks to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Banks that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms.

ARTICLE III — CONDITIONS PRECEDENT

     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

     3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

     3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3 Documents. The following shall have been executed, delivered and paid to the Agent:

(a) This Amendment, executed by the Borrower, the Agent and the Banks;

(b) The Acknowledgment in the form attached hereto, executed by the Guarantor;

(c) Evidence satisfactory to the Agent that each credit agreement, note, indenture or other document respecting Indebtedness that had had a Ratings Trigger has been amended to delete such Ratings Trigger (which may include copies of amendments to such document that will be entered simultaneously with this Amendment).

ARTICLE IV — GENERAL

     4.1 Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

     4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

     4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     4.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

     4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower, and Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL CORPORATION

By:	/s/ Kevin Moug

Kevin G. Moug
Title:	CFO & Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Ronald P. Robson

Title:	Vice President

BANK ONE, N.A., as a Bank

By:	/s/ Jane Bek Keil

Title:	Director

BANK HAPOALIM B.M., as a Bank

By:	/s/ J. Surless

Title: VP

and

By:	/s/ B. Dan

Title:	SVP

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ G. N. Ophaug

Title:	Vice President

ACKNOWLEDGMENT

     Reference is made to the Guaranty, dated as of April 30, 2002 (the “Guaranty”) pursuant to which the undersigned, as Guarantor (the “Guarantor”) has guaranteed payment and performance of obligations of Otter Tail Corporation (the “Borrower”) to U.S. Bank National Association, as Agent, and the Banks (the “Creditors”) under the Credit Agreement among the Borrower and the Creditors dated as of April 30, 2002 (as thereafter amended, the “Credit Agreement”) and under each Note and Loan Document, as defined in the Credit Agreement. The Guarantor acknowledges that it has received a copy of the proposed Fifth Amendment to the Credit Agreement, to be dated on or about October 28, 2004 (the “Amendment”). The Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Creditors under the Guaranty, and confirm that by the Guaranty, the Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Bank under the Credit Agreement as amended pursuant to the Amendment. The Guarantor hereby confirms that the Guaranty remains in full force and effect, enforceable against the Guarantor in accordance with its terms.

Dated as of October 28, 2004.

VARISTAR CORPORATION

By:	/s/ Kevin Moug
Kevin G. Moug
Title:	CFO & Treasurer